Exhibit 10.1

Walker & Dunlop, Inc.

2024 Equity Incentive Plan

Performance Stock Unit Agreement

COVER SHEET

Walker & Dunlop, Inc., a Maryland corporation (the “Company”), hereby grants performance stock units (the “Performance Stock Units”) relating to shares of the Company’s common stock, par value $0.01 per share (the “Stock”) to the Grantee named below, subject to the achievement of the performance goals and vesting conditions set forth below.  Additional terms and conditions of the Performance Stock Units are set forth on this cover sheet and in the attached Performance Stock Unit Agreement (together, the “Agreement”), in the Company’s 2024 Equity Incentive Plan (as amended and/or restated from time to time, the “Plan”), and in any written employment or other written compensatory agreement between you and the Company or any Affiliate (if any, the “Employment Agreement”).

Grant Date:	August 24, 2025
Name of Grantee:	William Walker
Number of Performance Stock Units:	The award of Performance Stock Units granted hereby may become earned and vested as to the Earned PSUs, as defined below in this Agreement.
Maximum Number of Performance Stock Units:	The lesser of (i) 521,526 and (ii) the quotient obtained by dividing $50 million by VWAP on the Valuation Date
Sharing Percentage:	5.0%
3-Year TSR CAGR Goal Hurdle:	12.0%
Vesting Dates:	● The Determination Date ● The first anniversary of the Determination Date ● The second anniversary of the Determination Date
Performance Period:	●Beginning on August 24, 2025 and ●Ending on August 23, 2028

By accepting this agreement, you agree to all of the terms and conditions described in this Agreement, in the Plan (a copy of which is also posted), and in the Employment Agreement.  You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:	/s/ Willaim M. Walker	Date:	8/24/2025
William M. Walker

Attachment

This is not a stock certificate or a negotiable instrument.

Walker & Dunlop, Inc.

2024 Equity Incentive Plan

Performance Stock Unit Agreement

Performance Stock Units

This Agreement evidences an award of Performance Stock Units (the “Award”) in the number set forth on the cover sheet and subject to the terms and conditions set forth in this Agreement and the Plan.

Subject to your continued Service as set forth below, the number of shares of Stock, if any, that may be issued pursuant to the terms of this Agreement will be calculated based on the attainment, as determined by the Committee, of the performance goals described in Exhibit A to this Agreement (the “Performance Goals”) over the Performance Period set forth on the cover sheet (the “Performance Period”), which number of shares of Stock may be equal to all or a portion, including none, of the Maximum Number of Performance Stock Units set forth on the cover sheet (the “Maximum Number”), provided that the total number of Performance Stock Units that may become earned and vested shall not exceed the Earned PSUs, as defined on Exhibit A to this Agreement.  If none of the Performance Goals are achieved during the Performance Period, you will forfeit all of your unvested Performance Stock Units as of the Determination Date, except as otherwise provided in this Agreement or as otherwise determined by the Committee. For the avoidance of doubt, this Award shall be considered to be a share-denominated award (and not a cash-denominated award).

Performance Stock Unit Transferability

Your Performance Stock Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Performance Stock Units be made subject to execution, attachment, or similar process.  If you attempt to do any of these things, you will immediately and automatically forfeit your Performance Stock Units.

Vesting

Your Earned PSUs will vest in three equal annual installments on each of the three Vesting Dates set forth on the cover sheet and subject to your continued Service from the Grant Date through the applicable Vesting Date (except as expressly set forth below).  Promptly following the completion of the Performance Period (and no later than seventy (70) days following the end of the Performance Period), the Committee will review and determine (i) whether, and to what extent, the Performance Goals for the Performance Period have been achieved and (ii) the number of Performance Stock Units that will be earned and eligible to vest.  Such determination will be final, conclusive, and binding.  The date on which such determination is made shall be the “Determination Date.”

Unless otherwise determined by the Committee, you will forfeit to the Company any portion of the Award that does not consist of Earned PSUs,

effective as of the Determination Date.
Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer (Walker & Dunlop, LLC or any Affiliate of the Company that directly employs you) in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws.  Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan.  Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Vesting upon Termination of Service

Death or Disability.

●During Performance Period: If your Service terminates during the Performance Period as a result of your death or Disability (as defined in the Employment Agreement) and you (or your estate) execute (and do not revoke) the release of claims in the form attached as Exhibit A to your Employment Agreement dated May 14, 2020 (or such other release set forth in any successor Employment Agreement) (a “Release”) within sixty (60) days following your Service termination, you will vest, effective as of the Determination Date, in the total number of the Earned PSUs that vest based on actual performance during the Performance Period, as determined by the Committee).

●After Performance Period: If your Service terminates following the end of the Performance Period as a result of your death or Disability and you (or your estate) execute (and do not revoke) a Release within sixty (60) days following your Service termination, any unvested Earned PSUs shall become fully vested, effective upon such termination of Service.

Termination without Cause or for Good Reason.

●

During Performance Period.  If your Service terminates during the Performance Period because of a Qualifying Termination, then, subject to your execution (and non-revocation) of a Release within sixty (60) days following such Qualifying Termination, a pro-rated number of Performance Stock Units will be deemed to be Earned PSUs as of the date of the Qualifying Termination. The pro-rated number of Performance Stock Units so deemed to be Earned PSUs shall equal (i) a fraction, the numerator of which equals the number of days that you provided Service during the Performance Period and the denominator of which equals the total number of days in the Performance Period times (ii) the number of Performance Stock Units that would be Earned PSUs based on actual performance through the date of the Qualifying Termination (as determined by the Committee in its sole discretion) based on the attainment of the Performance Goals as of such date (to be calculated based on a shortened Performance Period as of the date of the Qualifying Termination, but with the Applicable Fraction (as defined below) remaining one-third (1/3)).  Any Performance Stock Units that are deemed to be Earned PSUs pursuant to this paragraph shall become vested upon the date of the Qualifying Termination.  For the avoidance of doubt, any unvested Performance Stock Units which do not become vested pursuant to the preceding sentence will be forfeited by you to the Company.

●

After Performance Period.  If your Service terminates following the end of the Performance Period (or following a Change in Control) because of a Qualifying Termination, and (except following a Change in Control) subject to your execution (and non-revocation) of a Release within sixty (60) days following your Service termination, any unvested Earned PSUs (including any Performance Stock Units that are deemed Earned PSUs pursuant to the section below entitled “Change in Control”) shall become fully vested, effective upon such termination of Service.

●

“Qualifying Termination” shall mean your involuntary termination of Service by the Company without Cause (as defined in the Employment Agreement) or your resignation for Good Reason (as defined in the Employment Agreement), as applicable.

Other Terminations.  If you incur a termination of Service for any reason other than those specified above, whether voluntary or involuntary, you will forfeit to the Company all of the unvested portion of the Performance Stock Units on the date of your termination of Service.

Change in Control

Notwithstanding the vesting terms set forth above, upon the consummation of a Change in Control during the Performance Period and subject to your compliance with this Agreement and your continued Service from the Grant Date through the date of the Change in Control, a number of Performance Stock Units will be deemed to be Earned PSUs as of the date of the Change in Control. The number of Performance Stock

Units so deemed shall equal the number of Performance Stock Units that would be Earned PSUs based on actual performance through a date reasonably proximal to the date of the consummation of the Change in Control, as determined by the Committee in its sole discretion, based on the attainment of the Performance Goals (which Performance Goals shall be adjusted in a manner determined by the Committee to reflect any shortening of the Performance Period that results from the Change in Control, including the calculation of Annualized TSR) as of such date.

Additionally, (i) upon the consummation of a Change in Control in which the Award is not assumed or continued, any Earned PSUs that have not yet become vested (including any Performance Stock Units that are deemed Earned PSUs pursuant to the foregoing paragraph) shall become vested upon the date of the Change in Control, subject to your continued Service from the Grant Date through the date of the Change in Control and (ii) upon the consummation of a Change in Control in which the Award is assumed or continued, the Earned PSUs will remain eligible to vest following the date of the Change in Control in accordance with the terms of this Agreement and Section 17.4 of the Plan (and, for the avoidance of doubt, shall not be subject to performance-based vesting conditions).

Delivery

Delivery of the shares of Stock represented by your earned and vested Performance Stock Units will be made as soon as practicable after the date on which your Performance Stock Units vest and, in any event, by no later than March 15th of the calendar year after your Performance Stock Units vest.

Evidence of Issuance

The issuance of the shares of Stock with respect to the Performance Stock Units will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Withholding

In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the Performance Stock Units, or the issuance of shares of Stock with respect to the Performance Stock Units, you have the right to (i) tender a cash payment, (ii) enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the Performance Stock Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iii) unless otherwise determined by the Company (which shall mean the Committee if you are subject to Section 16(b) of the Exchange Act), have the Company withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations; provided that the number of shares of Stock so withheld will have a value not exceeding the maximum statutory tax rates applicable in your jurisdiction; provided, that, unless the Company determines otherwise (after considering any accounting consequences or costs), such shares shall be rounded up to the nearest whole share of Stock.  In the event you fail to make arrangements for such withholding payment in a manner that is reasonably acceptable to the Company, the Company shall withhold shares of Stock in an amount necessary to cover the withholding obligations as provided in clause (iii) of this paragraph.

Notice; Restrictive Covenants

The following notice and non-solicitation provisions will apply to you unless you have entered into an Employment Agreement containing such provisions, in which case, the provisions in such Employment Agreement will apply.

You agree as a condition of the Performance Stock Units that in the event you decide to leave the Company or an Affiliate for any reason, you will provide the Company or the Affiliate with thirty (30) days’ prior notice of your departure (during which period, in the Company’s or its Affiliate’s sole discretion, you may be placed on paid leave), and you will not commence employment with anyone else during that period.  For a period of ninety (90) days following the termination of your Service for any reason, you will not directly or indirectly solicit any employees of the Company or its Affiliates for employment or encourage any employee to leave the Company or an Affiliate.

In addition, you agree as a condition of the Performance Stock Units that, in the event of a Change in Control in which amounts in respect of the Performance Stock Units are reasonably expected to be subject to an excise tax under Code Sections 280G or 4999, you will execute (no later than 10 days prior to the date of such Change in Control) an agreement in a form provided to you by the Committee that will contain a non-competition restriction that relates to the business of the Company and its Affiliates at the time of such Change in Control and will last for up to three years following the date of the Change in Control.

Retention Rights

This Agreement and the Performance Stock Units evidenced by this Agreement do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in an Employment Agreement, the Company or any Affiliate, as applicable, reserves the right to terminate your Service with the Company or an Affiliate at any time and for any reason.

Stockholder Rights

You have no rights as a stockholder with respect to the Performance Stock Units unless and until the Stock relating to the Performance Stock Units has been delivered to you. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.
Corporate Activity

Your Performance Stock Units shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with and subject to Section 17 of the Plan.  For the avoidance of doubt, the Performance Goals may be adjusted as the Committee determines appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Committee to be made available with respect to the Performance Stock Units as a result of a corporate transaction involving the Company (including, without limitation, changes to the Company’s capitalization, stock issuances, stock dividend, stock splits, reverse stock splits and other similar events that occur prior to the Determination Date).

Clawback

The Performance Stock Units are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy (including, without limitation, the Company’s Policy for Recovery of Erroneously Awarded Compensation) or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you pursuant to the terms or requirements of such policy or Applicable Laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under Applicable Laws, and you are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of the Performance Stock Units earned during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement, the Plan, and any Employment Agreement constitute the entire understanding between you and the Company regarding the Performance Stock Units. Any prior agreements, commitments, or negotiations concerning the Performance Stock Units are superseded; except that any written consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or any Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy

To implement, manage and administer the Plan and this Agreement, the Company may process certain personal information about you. For more information about how the Company processes your personal information, please refer to the data privacy provisions in Section 18.10 of the Plan and the Company’s Global Privacy Policy, as it may be amended (which may be found on the Company’s website) or contact your local human resources representative.

Disclaimer of Rights

The grant of Performance Stock Units under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to you.  You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company.  Performance Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Electronic Delivery

By accepting the Performance Stock Units, you consent to receive documents related to the Performance Stock Units by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A

The grant of Performance Stock Units under this Agreement is intended to comply with Code Section 409A (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A.  Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

To the extent that the Performance Stock Units constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A.  If, at the time of your Separation from Service, (1) you are a “specified employee” within the meaning of Section 409A, and (2) the Company makes a good faith determination that an amount payable on account of your Separation from Service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest.  Each installment of Performance Stock Units that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Plan.  In the event that any term of this Agreement conflicts with the terms of an Employment Agreement, the terms of such Employment Agreement shall supersede the conflicting terms herein.

Exhibit A

Performance Stock Unit Agreement

Performance Goals

General: Subject to the terms of the Agreement, the Performance Stock Units will be earned on the Determination Date as to the number of Earned PSUs, as defined below.  In no event may you earn more than the number of shares of Stock underlying the Maximum Number, except as otherwise determined by the Committee.  The portion of the Award that does not become Earned PSUs shall be forfeited on the Determination Date for no consideration.

Plan Activation Hurdle: Notwithstanding anything to the contrary in the Agreement (including this Exhibit A), in the event that the Company’s Annualized TSR for the Performance Period is equal to or less than the Plan Activation Hurdle, none of the Performance Stock Units will be earned or eligible to vest, and the Award shall be forfeited on the Determination Date for no consideration, except as otherwise determined by the Committee.

Definitions

1.	Calculation of Annualized TSR
o	“Index” means the S&P 600 Small Cap Financials Index as of the first day of the Performance Period. For purposes of this definition and calculating any company’s Annualized TSR for the Performance Period, (x) the Company will be excluded from the Index, (y) any company that is removed from the S&P 600 Small Cap Financials Index due to a merger, acquisition or similar transaction will be excluded from the Index, and (z) any company that is removed from the S&P 600 Small Cap Financials Index due to bankruptcy, liquidation, reorganization or delisting during the Performance Period will remain in the Index and be deemed to have an Annualized TSR of -100%. In other circumstances where a company is removed from the S&P 600 Small Cap Financials Index, the Committee shall reasonably determine whether it is suitable for the company to be excluded from the Index or treated in another manner.
o	“Annualized TSR” means the compound annual growth rate, calculated as:
◾

the quotient obtained by dividing (i) the ending stock price of the Company (or the Index, if applicable), plus all cash dividends paid on a share of common stock during the Performance Period by (ii) the beginning stock price of the Company (or the Index, if applicable),

◾	to the power of one-third (1/3) (the “Applicable Fraction”), which reflects a three-year Performance Period,
◾	minus one (1).

Both the beginning and ending stock prices will be calculated using the VWAP on the first day and the last day of the Performance Period, respectively. The Annualized TSR shall be expressed as a percentage.

o	“VWAP” shall mean the volume weighted average price during the twenty (20) trading days prior to (and including) the applicable calculation date.
2.	Calculation of Plan Activation Hurdle
o	“Plan Activation Hurdle” shall mean the sum of (i) the Annualized TSR of the Index over the Performance Period (expressed as a percentage) plus (ii) 1.00%.
3.	Calculation of Earned PSUs
o	“Earned PSUs” shall mean a number of Performance Stock Units (as determined by the Committee) equal to the quotient obtained by dividing (i) the Value Creation Amount by (ii) the VWAP on the Valuation Date, rounded up or down to the nearest whole number, provided that the number of Earned PSUs shall not be greater than the Maximum Number.
o	“Valuation Date” shall mean the last day of the Performance Period.
o	“Value Creation Amount” shall mean an amount (determined by the Committee) equal to (i) the Sharing Percentage set forth on the cover sheet to this Agreement times (ii) the excess (if any) of (A) the Aggregate Value Created over (B) the Value Creation Hurdle. For the avoidance of doubt, if the Value Creation Hurdle equals or exceeds the Aggregate Value Created, the Value Creation Amount shall equal zero.
◾	“3-Year TSR CAGR Goal Hurdle” shall be the “3-Year TSR CAGR Goal Hurdle” set forth on the cover sheet to this Agreement.
◾	“Aggregate Value Created” shall mean the product of (i) the Baseline Market Capitalization times (ii) (A) one plus the actual Annualized TSR on the Valuation Date to the power of (B) 3.
◾	“Baseline Market Capitalization” shall mean the Company’s Market Capitalization on the Grant Date, based on (i) the number of shares of Stock outstanding on the Grant Date times (ii) the VWAP on the Grant Date.
◾	“Value Creation Hurdle” shall be the product of (i) the Baseline Market Capitalization times (ii) (A) one plus the 3-Year TSR CAGR Goal Hurdle to the power of (B) 3.
o	Purely for illustrative purposes:
◾	Assume Baseline Market Capitalization = $2.6B
◾	Value Creation Hurdle = Approximately $3.6B (representing (i) $2.6B Beginning Market Capitalization times (ii) (1+12%), to the power of 3). This assumes that the 3-Year TSR CAGR Goal Hurdle is 12%.
◾	Aggregate Value Created = Approximately $4.5B (representing (i) $2.6B Beginning Market Capitalization times (ii) (1+20%), to the power of 3). This assumes that the Annualized TSR is 20%.

◾	Value Creation Amount = 5% Sharing Percentage times ($4.5B minus $3.6B, or $900M) = $45M.
◾	Assuming a VWAP on the Valuation Date is $150, the number of Earned PSUs would equal 300,000.